Exhibit 99.1

QURATE RETAIL, INC. REPORTS

SECOND QUARTER 2021 FINANCIAL RESULTS

Company Sustains Revenue, Operating Income, and Adjusted OIBDA Growth

Over Strong 2020 Performance

Englewood, Colorado, August 6, 2021 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported second quarter 2021 results (1).

“We are delighted to report sustained year-over-year revenue, operating income and adjusted OIBDA growth following our strong performance in 2020,” said Mike George, CEO of Qurate Retail. “The quarter played out largely as we expected, with our businesses responding effectively to customers’ evolving needs while managing continued supply chain headwinds and a tight labor market. We delivered strong increases in apparel and accessories and growth from our best customers at QxH, sustained momentum across our international businesses, and had record second quarter performance at Cornerstone Brands.”

“Our results demonstrate that we are a stronger business today than when we entered the pandemic, with an expanded loyal customer base, leadership across multiple product categories, more extensive distribution and reach of our digital and video content, including the launch of our streaming service on Comcast, and an outstanding durable financial position. We’re well positioned for growth, poised to take advantage of the accelerated trends toward online shopping, video streaming, social media, and all things for the home.”

Second quarter 2021 operating results:

●	Qurate Retail revenue increased 2% to $3.5 billion
●	In constant currency(2) revenue increased 1%
●	eCommerce revenue was flat at $2.2 billion or 62% of total revenue
●	Qurate Retail reported diluted EPS of $0.52
●	Adjusted diluted EPS(3) of $0.54
●	QxH revenue decreased 1%
●	QVC International revenue increased 11%
●	In constant currency, revenue increased 5%
●	Zulily revenue decreased 6%
●	Cornerstone revenue increased 18%

Corporate updates:

●	Announced David Rawlinson II as next President and CEO of Qurate Retail effective October 1st
●	Assumed role of President and CEO-elect on August 1st
●	From May 1, 2021 through July 31, 2021, repurchased 5.9 million QRTEA shares at an average price per share of $12.43 and total cost of $74 million
●	Qurate Retail’s Board of Directors increased remaining repurchase authorization to approximately $780 million

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2021 to the same period in 2020.

SECOND QUARTER 2021 FINANCIAL RESULTS

(amounts in millions)	2Q20	2Q21	% Change	% Change Constant Currency(a)
Revenue
QxH	$2,010	$1,989	(1)%
QVC International	713	791	11%	5%
Zulily	422	397	(6)%
Cornerstone	277	327	18%
Total Qurate Retail Revenue	$3,422	$3,504	2%	1%

Operating Income (Loss)
QxH	$280	$295	5%
QVC International	101	127	26%	20%
Zulily	20	(15)	NM
Cornerstone	13	44	238%
Unallocated corporate cost	(9)	(18)	(100)%
Total Qurate Retail Operating Income (Loss)	$405	$433	7%	5%

Adjusted OIBDA
QxH	$388	$391	1%
QVC International	119	144	21%	16%
Zulily	45	9	(80)%
Cornerstone	21	52	148%
Unallocated corporate cost	(8)	(15)	(88)%
Total Qurate Retail Adjusted OIBDA	$565	$581	3%	2%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.

SECOND QUARTER 2021 NET INCOME AND ADJUSTED NET INCOME(3)

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(amounts in millions)	2Q20	2Q21	% Change
Net income	$220	$222	1%
Adjusted net income(a)	$226	$232	2%

Basic weighted average shares outstanding ("WASO")	417	410
Potentially dilutive shares	1	13
Diluted WASO	418	423

GAAP EPS(b)	$0.53	$0.52	—%
Adjusted EPS(a)	$0.54	$0.54	—%

a)	See reconciling schedule 3.
b)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

The modest decline in QxH revenue reflects a 6.1% decline in average selling price mostly offset by a 4.5% increase in units sold. QxH experienced a 15% increase in units purchased per customer and an 8% increase in spend per customer, offset by a decline in customer count compared to last year’s strong gains. QxH reported growth in apparel and accessories, offset by a decline in electronics, beauty and home.

Operating income and adjusted OIBDA margin(3) increased primarily reflecting favorable inventory obsolescence and bad debt expenses, improved product margins and lower administrative expenses. These gains were partially offset by higher fulfillment (freight and warehouse) and marketing costs.

QVC International

US Dollar denominated results were positively impacted by exchange rate fluctuations, primarily due to the Dollar weakening 13% versus the British Pound and 9% against the Euro, which was partially offset by the Dollar strengthening  2% versus the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the second quarter of 2021.

QVC International’s constant currency revenue growth was led by Japan and Germany. The business generated gains in every category, led primarily by apparel and home.

Operating income and adjusted OIBDA margin increased primarily due to improved product margins, lower TV commissions and favorable inventory obsolescence and fulfillment expenses. These gains were partially offset by higher marketing expenses.

Zulily

Zulily revenue decreased reflecting comparisons to strong growth in the second quarter of 2020, as well as supply constraints and reduced marketing effectiveness. These factors were partially offset by sustained growth from its factory direct business. Operating income and adjusted OIBDA margin decreased primarily due to higher marketing expenses and fulfillment costs, lower product margins and comping the prior year recognition of a $10 million reduction in a sales tax accrual that was recorded at the time of acquisition.

Cornerstone

Cornerstone generated record second quarter results. Revenue increased primarily due to strong demand in its home brands (Frontgate, Ballard Designs and Grandin Road) while Garnet Hill grew revenue on the strength of apparel and home textiles. Operating income and adjusted OIBDA margin increased primarily from sales growth and product margin gains, partially offset by higher fulfillment costs.

SECOND QUARTER 2021 SUPPLEMENTAL METRICS

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(amounts in millions unless otherwise noted)	2Q20	2Q21	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	64.1%	63.8%	(30)	bps
Operating Income Margin (%)	13.9%	14.8%	90	bps
Adjusted OIBDA Margin (%)	19.3%	19.7%	40	bps
Average Selling Price	$53.38	$50.12	(6)%
Units Sold			4.5%
Return Rate(b)	14.9%	14.8%	(10)	bps
eCommerce Revenue(c)	$1,204	$1,176	(2)%
eCommerce % of Total Revenue	59.9%	59.1%	(80)	bps
Mobile % of eCommerce Revenue(d)	65.0%	66.1%	110	bps
LTM Total Customers(e)	11.1	11.4	3%

QVC – International
Cost of Sales % of Revenue	62.6%	61.4%	(120)	bps
Operating Income Margin (%)	14.2%	16.1%	190	bps
Adjusted OIBDA Margin (%)	16.7%	18.2%	150	bps
Average Selling Price			9%		3%
Units Sold			—%
Return Rate(b)	18.9%	18.1%	(80)	bps
eCommerce Revenue(c)	$337	$375	11%		4%
eCommerce % of Total Revenue	47.3%	47.4%	10	bps
Mobile % of eCommerce Revenue(d)	73.2%	71.3%	(190)	bps
LTM Total Customers(e)	4.8	5.0	4%

Zulily
Cost of Sales % of Revenue	73.0%	75.8%	280	bps
Operating Income Margin (%)	4.7%	(3.8)%	NM
Adjusted OIBDA Margin (%)	10.7%	2.3%	(840)	bps
Mobile % of Total Orders	74.5%	74.3%	(20)	bps
LTM Total Customers(e)	5.3	5.6	6%

Cornerstone
Cost of Sales % of Revenue	62.6%	56.0%	(660)	bps
Operating Income Margin (%)	4.7%	13.5%	880	bps
Adjusted OIBDA Margin (%)	7.6%	15.9%	830	bps
eCommerce Revenue(c)	$223	$240	8%
eCommerce % of Total Revenue	80.5%	73.4%	(710)	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales in US dollars.
c)	Based on net revenue.
d)	Based on gross US dollar orders.
e)	LTM: Last twelve months.

Taxes

Qurate Retail estimates that its average annual effective tax rate through 2021 will be in the range of 15-18% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments.  This estimate excludes the impact of one-time items and is subject to adjustment.

Capital Returns

From May 1, 2021 through July 31, 2021, Qurate Retail repurchased approximately 5.9 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $12.43 for total cash consideration of $74 million. In August 2021, Qurate Retail’s Board of Directors increased the repurchase authorization by $500 million, and the total remaining repurchase authorization (pro forma for the increased authorization) as of August 1, 2021 is approximately $780 million.

FOOTNOTES

1)	Qurate Retail’s CEO, Mike George, and Executive Chairman, Greg Maffei will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.D.T.) on August 6, 2021. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	3/31/2021	6/30/2021
Cash and cash equivalents (GAAP)	$739	$950

Indemnification Asset(a)	$293	$385

Debt:
QVC senior secured notes(b)	$4,450	$4,450
QVC senior secured bank credit facility	75	77
Senior exchangeable debentures(c)	214	214
Total Qurate Retail Group Debt	$4,739	$4,741

Senior notes(b)	792	792
Senior exchangeable debentures(c)	1,194	1,193
Corporate Level Debentures	1,986	1,985
Total Qurate Retail, Inc. Debt	$6,725	$6,726
Unamortized discount, fair market value adjustment and deferred loan costs	305	462
Total Qurate Retail, Inc. Debt (GAAP)	$7,030	$7,188

Other Financial Obligations:
Preferred stock(d)	$1,259	$1,260

QVC, Inc. leverage(e)	1.9x	1.9x

a)	Indemnity from Liberty Broadband, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to a mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC, Inc.’s credit agreement. Includes QxH, QVC International and Zulily.

Cash at Qurate Retail increased $211 million in the second quarter as cash flow from operations more than offset share repurchases, capital expenditures, TV distribution payments and investments in cost and equity investments.

Total debt at Qurate Retail remained flat in the second quarter. QVC’s bank credit facility has $77 million drawn as of June 30, 2021 with available capacity of approximately $2.85 billion, net of letters of credit. The credit facility matures on December 31, 2023. Qurate Retail is in compliance with all debt covenants as of June 30, 2021.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of June 30, 2021, a holder of the Charter exchangeable debentures has the ability to exchange and, accordingly, the indemnification asset is included as a current asset in our consolidated balance sheet as of that date.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) CEO, Mike George, and Executive Chairman, Greg Maffei, will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.D.T.) on August 6, 2021.  The call can be accessed by dialing (800) 289-0571 or (323) 794-2093, passcode 1289616, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://ir.qurateretail.com/events-and-presentations.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial performance and prospects, Qurate Retail’s estimated ongoing annual tax rate, market conditions, the indemnification by Liberty Broadband, future repayment of debt, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairments.  Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2020, September 30, 2020, December 30, 2020, March 31, 2021 and June 30, 2021, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q20	3Q20	4Q20	1Q21	2Q21
Qurate Retail, Inc. Operating Income (Loss)	$405	$406	$530	$373	$433
Depreciation and amortization	144	141	135	128	129
Stock compensation expense	16	19	18	16	19
Qurate Retail, Inc. Adjusted OIBDA	$565	$566	$683	$517	$581

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC, Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2020, September 30, 2020, December 30, 2020, March 31, 2021 and June 30, 2021, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q20	3Q20	4Q20	1Q21	2Q21
QVC
Operating income	$381	$388	$528	$381	$422
Depreciation and amortization	116	114	109	102	102
Stock compensation	10	10	11	9	11
Adjusted OIBDA	$507	$512	$648	$492	$535

QxH Adjusted OIBDA	$388	$380	$486	$349	$391
QVC International Adjusted OIBDA	119	$132	$162	$143	144

Zulily
Operating income (loss)	$20	$3	$(15)	$(18)	$(15)
Depreciation and amortization	20	20	20	20	20
Stock compensation	5	4	4	4	4
Adjusted OIBDA	$45	$27	$9	$6	$9

Cornerstone
Operating income	$13	$28	$34	$21	$44
Depreciation and amortization	8	7	6	6	7
Stock compensation	—	—	—	—	1
Adjusted OIBDA	$21	$35	$40	$27	$52

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended June 30, 2020, September 30, 2020, December 30, 2020, March 31, 2021 and June 30, 2021, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	2Q20	3Q20	4Q20	1Q21	2Q21
Qurate Retail, Inc. Net Income (Loss) (GAAP)	$220	338	$666	$206	$222
Purchase accounting amort., net of deferred tax benefit (a)	24	28	27	26	25
Gain on transactions, net of tax impact	—	(167)	—	—	—
Loss on extinguishment of debt, net of tax impact	—	30	—	—	—
Mark-to-market adjustments, net(b)	(18)	9	(13)	(31)	(15)
Adjusted Net Income	$226	$238	$680	$201	$232

Diluted earnings per share (GAAP)	$0.53	$0.80	$1.56	$0.49	$0.52
Total adjustments per share, net of tax	0.01	(0.24)	0.03	(0.01)	0.02
Adjusted earnings per share	$0.54	$0.57	$1.59	$0.48	$0.54

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2021	2020
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$950	806
Trade and other receivables, net	1,199	1,640
Inventory, net	1,428	1,301
Indemnification asset	385	345
Other current assets	465	473
Total current assets	4,427	4,565
Property and equipment, net	1,205	1,300
Intangible assets not subject to amortization	9,775	9,806
Intangible assets subject to amortization, net	848	779
Other assets, at cost, net of accumulated amortization	651	549
Total assets	$16,906	16,999
Liabilities and Equity
Current liabilities:
Accounts payable	1,156	1,305
Accrued liabilities	1,123	1,418
Current portion of debt	1,922	1,750
Other current liabilities	201	231
Total current liabilities	4,402	4,704
Long-term debt	5,266	5,186
Deferred income tax liabilities	1,344	1,359
Preferred stock	1,260	1,249
Other liabilities	722	768
Total liabilities	12,994	13,266
Equity	3,771	3,598
Non-controlling interests in equity of subsidiaries	141	135
Total liabilities and equity	$16,906	16,999

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	June 30,
	2021	2020
Revenue:
Total revenue, net	$3,504	3,422

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	2,240	2,217
Operating expense	217	209
Selling, general and administrative, including stock-based compensation	485	447
Depreciation and amortization	129	144
	3,071	3,017
Operating income (loss)	433	405

Other income (expense):
Interest expense	(118)	(95)
Share of earnings (losses) of affiliates, net	(22)	(28)
Realized and unrealized gains (losses) on financial instruments, net	19	23
Other, net	(23)	(12)
	(144)	(112)
Earnings (loss) before income taxes	289	293
Income tax benefit (expense)	(39)	(59)
Net earnings (loss)	250	234
Less net earnings (loss) attributable to noncontrolling interests	28	14
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$222	220

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2021	2020

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$474	225
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	257	286
Stock-based compensation	35	27
Share of (earnings) losses of affiliates, net	54	64
Realized and unrealized gains (losses) on financial instruments, net	(60)	115
Deferred income tax expense (benefit)	(10)	1
Other, net	7	4
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	429	531
Decrease (increase) in inventory	(133)	108
Decrease (increase) in prepaid expenses and other assets	64	37
(Decrease) increase in trade accounts payable	(136)	(152)
(Decrease) increase in accrued and other liabilities	(279)	(48)
Net cash provided (used) by operating activities	702	1,198

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(139)	(55)
Capital expenditures	(110)	(108)
Expenditures for television distribution rights	(170)	(10)
Cash proceeds from dispositions of investments	2	—
Proceeds from sale of fixed assets	40	—
Other investing activities, net	(2)	7
Net cash provided (used) by investing activities	(379)	(166)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	302	753
Repayments of debt	(230)	(1,477)
Repurchases of Qurate Retail common stock	(105)	—
Withholding taxes on net settlements of stock-based compensation	(24)	(2)
Derivative payments to counterparties	(81)	—
Derivative proceeds from counterparties	24	—
Dividends paid to noncontrolling interest	(31)	(30)
Dividends paid to common shareholders	(13)	—
Other financing activities, net	(6)	2
Net cash provided (used) by financing activities	(164)	(754)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(15)	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	144	275
Cash, cash equivalents and restricted cash at beginning of period	814	681
Cash, cash equivalents and restricted cash at end period	$958	956